Exhibit 17

RESIGNATION

To:

The Board of Directors of  Real Value Estates, Inc.

FROM:

Peter Matousek

DATE:

March 9, 2010

SUBJECT:

Resignation as corporate officer:

Please be advised that effective on the close of business on March 9, 2010 I will be resigning as the Company’s president.   I will however, continue to serve on the Company’s Board of Directors.

I am resigning for personal reasons.  There have been no disagreements with respect to the Company’s operations, policies or practices

Sincerely,

By: /s/ Peter Matousek

Name: Peter Matousek